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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                 Commission File Number 333-11569 and 333-24589


                             Texas Petrochemicals LP
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             (Exact name of registrant as specified in its charter)


        Three Riverway, Suite 1500, Houston, Texas 77056, (713) 627-7474
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               (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)


                   11 1/8% Senior Subordinated Notes due 2006
               11 1/8% Series B Senior Subordinated Notes due 2006
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            (Title of each class of securities covered by this Form)


                                      None
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               (Title of all other classes of securities for which
                  a duty to file reports under section 13(a) or
                                 15(d) remains)

      Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [ ]                  Rule 12h-3(b)(1)(ii)  [ ]
Rule 12g-4(a)(1)(ii)   [ ]                  Rule 12h-3(b)(2)(i)   [ ]
Rule 12g-4(a)(2)(i)    [ ]                  Rule 12h-3(b)(2)(ii)  [ ]
Rule 12g-4(a)(2)(ii)   [ ]                  Rule 15d-6            [ ]
Rule 12h-3(b)(1)(i)    [X]

      Approximate number of holders of record as of the certification or notice date: 25

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Texas Petrochemicals LP has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  July 22, 2003                        TEXAS PETROCHEMICALS LP
                                            (Registrant)

                                            By: TPC Holding Corp.,
                                                its General Partner

                                                By: /s/ CARL S. STUTTS
                                                   --------------------
                                                    Carl S. Stutts
                                                    President and Chief
                                                    Executive Officer